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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                       (Amendment No.        2       )*
                                       --------------

                            Laboratorio Chile, S.A.
                   ----------------------------------------
                               (Name of Issuer)

                                 Common Stock
                   ----------------------------------------
                        (Title of Class of Securities)

                                Not Applicable
                               -----------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP NO.   N/A                       13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica Corporation

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------
  CUSIP NO. N/A                          13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bank of America NT&SA (successor to Bank of America Illinois)

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BK

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------
  CUSIP NO.   N/A                       13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Continental International Finance Corporation II Limitada

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Chile

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------
  CUSIP NO.   N/A                       13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica International Investment Corporation

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Federally chartered investment Edge Act corporation

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      -0-

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


Item 1  (a)     Name of Issuer:                 Laboratorio Chile S.A.

        (b)     Address of Issuer's             Av. Maraton No. 1315
                Principal Executive             Santiago, Chile
                Offices:

Item 2  (a)     Names of Person Filing:         BankAmerica Corporation
                                                      ("BAC")
                                                Bank of America NT&SA
                                                      ("BANTSA")
                                                Continental International
                                                  Finance Corporation II
                                                    Limitada ("CIFCL")
                                                BankAmerica International
                                                  Investment Corporation
                                                      ("BAIIC")

        (b)     Address of Principal            (For BAC and BANTSA)
                Business Offices:               555 California Street
                                                San Francisco, CA  94104

                                                (For CIFCL)
                                                Agustinas 1465
                                                Santiago, Chile

                                                (For BAIIC)
                                                231 South LaSalle Street
                                                Chicago, IL  60697

        (c)     Citizenship:                    BAC is organized under the laws
                                                of Delaware. BANTSA is a
                                                national banking association
                                                organized under the laws of the
                                                United States. CIFCL is a
                                                Chilean limited liability
                                                company. BAIIC is a federally
                                                chartered investment Edge Act
                                                corporation.

        (d)     Title of Class of               Common Stock
                Securities:

        (e)     CUSIP Number:                   N/A

Item 3          If this statement is filed pursuant to Rules 13d-1(b) or 13d-
                2(b), check whether the person filing is a:

                (a) [ ] Broker or Dealer registered under Section 15 of the Act

                (b) [X]  Bank as defined in Section 3(a)(6) of
                         the Act
                (c) [ ]  Insurance Company as defined in
                         Section 3(a)(19) of the Act
                (d) [x]  Investment Company registered under
                         Section 8 of the Investment Company
                         Act
                (e) [ ]  Investment Adviser registered under
                         Section 203 of the Investment
                         Advisers Act of 1940
                (f) [ ]  Employee Benefit Plan, Pension Fund
                         which is subject to the provisions of
                         the Employee Retirement Income
                         Security Act of 1974 or Endowment
                         Fund; see (S)240.13d-1(b)(1)(ii)(F)
                (g) [X]  Parent Holding Company, in accordance
                         with (S)240.13d-1(b)(ii)(G) (Note:
                         See Item 7)
                (h) [ ]  Group, in accordance with
                         (S)240.13d-1(b)(1)(ii)(H)

Item 4          Ownership/*/

                (a) Amount Beneficially Owned:
                          BAC                        0
                          BANTSA                     0
                          CIFCL                      0
                          BAIIC                      0
                          Labco I, Inc./**/          0
                          Labco II, Inc.             0
                          Labco I Inc. Chile         0
                          Limitada
                          ("LCL")
                (b) Percent of Class:
                          BAC                        0%
                          BANTSA                     0%
                          CIFCL                      0%
                          BAIIC                      0%
                          Labco I, Inc.              0%

---------------------------
/*/   By virtue of the corporate relationships between Reporting Persons as described in Item 7, BAC (the parent company) may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by its subsidiaries. Similarly, higher tier BAC subsidiaries may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by lower tier BAC subsidiaries. The power to vote and to dispose of shares may be deemed to be shared between entities due to their corporate relationships.

/**/ Labco I, Inc., Labco II, Inc. and LCL are not filing parties because they held less than 5% of the shares of the issuer.


                          Labco II, Inc.                     0%
                          LCL                                0%
                (c) Number of shares as to which such
                    person has:

                    (i)     sole power to vote or
                            direct the vote:
                                  BAC                        0
                                  BANTSA                     0
                                  CIFCL                      0
                                  BAIIC                      0
                                  Labco I, Inc.              0
                                  Labco II, Inc.             0
                                  LCL                        0

                    (ii)    shared power to vote
                            or direct the vote:
                                  BAC                        0
                                  BANTSA                     0
                                  CIFCL                      0
                                  BAIIC                      0
                                  Labco I, Inc.              0
                                  Labco II, Inc.             0
                                  LCL                        0

                    (iii)   sole power to dispose
                            or direct the
                            disposition of:
                                  BAC                        0
                                  BANTSA                     0
                                  CIFCL                      0
                                  BAIIC                      0
                                  Labco I, Inc.              0
                                  Labco II, Inc.             0
                                  LCL                        0

                    (iv)    shared power to
                            dispose or direct the
                            disposition of:
                                  BAC                        0
                                  BANTSA                     0
                                  CIFCL                      0
                                  BAIIC                      0
                                  Labco I, Inc.              0
                                  Labco II, Inc.             0
                                  LCL                        0

Item 5          Ownership of Five Percent or Less of a Class.



                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6          Ownership of More than Five Percent on Behalf of Another Person.

                Not Applicable.

Item 7          Identification and Classification of the Subsidiaries Which
                Acquired the Security Being Reported on by the Parent Holding
                Company.

                See Item 2. Labco I, Inc. and Labco II, Inc. are wholly-owned subsidiaries of BAIIC which is a wholly-owned subsidiary of BANTSA. LCL is 99% owned by Labco I, Inc. and 1% owned by Labco
                II, Inc. CIFCL is 99.9989% owned by BAIIC and .0011% by Philip
                Dechiara (a former employee of Bank of America Illinois (Bank of
                America Illinois merged into BANTSA on July 1, 1997) but not a member of any group relating to this filing). BANTSA, a wholly owned subsidiary of BAC, is a national association organized under the laws of the United States. BAC is a registered bank holding company.

Item 8          Identification and Classification of Members of the Group.

Item 9          Notice of Dissolution of Group.

                Not Applicable.


Item 10         Certification.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE
---------

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


       BANKAMERICA CORPORATION*

       BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION*

       BANKAMERICA INTERNATIONAL INVESTMENT
           CORPORATION*

Date:  February 6, 1998      *By:  /s/ VENRICE R. PALMER


                                    Venrice R. Palmer
                                    Senior Counsel of
                                    Bank of America
                                    National Trust and
                                    Savings Association
                                    and Authorized Attorney-in-
                                    Fact (signing resolutions and
                                    powers of attorney are
                                    incorporated by reference to
                                    Schedule 13G Amendment #2
                                    relating to Anaren Microwave,
                                    Inc.)


      CONTINENTAL INTERNATIONAL FINANCE CORPORATION II
           LIMITADA*

Date:  February 6, 1998            *By: /s/ CRAIG S. DEAN


                                    Craig S. Dean
                                    Authorized Signatory (signing
                                    resolution is incorporated by
                                    reference to Schedule 13G
                                    Amendment #1 relating to
                                    Laboratorio Chile)

                                   EXHIBIT A
                                   ---------

                             JOINT FILING AGREEMENT
                             ----------------------

     The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.


       BANKAMERICA CORPORATION*

       BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION*

       BANKAMERICA INTERNATIONAL INVESTMENT
           CORPORATION*


Date:  February 6, 1998      *By:  /s/ VENRICE R. PALMER

                                    Venrice R. Palmer
                                    Senior Counsel of
                                    Bank of America
                                    National Trust and
                                    Savings Association
                                    and Authorized Attorney-in-
                                    Fact (signing resolutions and
                                    powers of attorney are
                                    incorporated by reference to
                                    Schedule 13G Amendment #2
                                    relating to Anaren Microwave,
                                    Inc.)

      CONTINENTAL INTERNATIONAL FINANCE CORPORATION II
           LIMITADA*

Date:  February 6, 1998            *By: /s/ CRAIG S. DEAN

                                    Craig S. Dean
                                    Authorized Signatory (signing
                                    resolution is incorporated by
                                    reference to Schedule 13G
                                    Amendment #1 relating to
                                    Laboratorio Chile)